Exhibit 99.2

CFO Commentary - Fourth Quarter 2018 Financial Results

The following metrics and commentary are provided by management and should be reviewed in conjunction with our fourth quarter and fiscal year 2018 financial results press release, available on the Investor Relations section of our website at http://investors.infinera.com. This CFO commentary only addresses the fourth quarter and not the full year results as we completed the acquisition of Coriant in the fourth quarter of 2018.
Fourth Quarter 2018 Financial Results
GAAP

(In millions, except per share amounts and percentages)	Q4'18	Q3'18	Q4'17	Q/Q Change	Y/Y Change
Revenue	$332.1	$200.4	$195.8	66%	70%
Product	249.6	167.0	160.5	49%	56%
Service	82.5	33.4	35.3	147%	134%
Gross margin %	25.5%	35.0%	24.1%	(9.5)pts	1.1pts
Research and development	78.8	50.6	55.2	56%	43%
Sales and marketing	42.7	24.4	27.9	75%	53%
General and administrative	27.6	16.5	17.1	67%	61%
Amortization of intangible assets	22.2	1.5	1.5	NMF*	NMF*
Acquisition and integration costs	13.5	2.1	—	543%	NMF*
Restructuring and related	10.8	0.2	16.1	NMF*	(33)%
Total operating expenses	$195.6	$95.3	$117.8	105%	66%
Operating margin %	(33.3)%	(12.6)%	(36.0)%	(20.7)pts	(2.7)pts
Net loss	$(130.5)	$(32.6)	$(74.0)	(300)%	(76)%
EPS	$(0.75)	$(0.21)	$(0.50)	$(0.54)	$(0.25)
*NMF = Not meaningful
Non-GAAP

(In millions, except per share amounts and percentages)	Q4'18	Q3'18	Q4'17	Q/Q Change	Y/Y Change
Revenue	$336.6	$200.4	$195.8	68%	72%
Product	249.6	167.0	160.5	49%	56%
Service	87.0	33.4	35.3	160%	146%
Gross margin %	31.9%	38.4%	37.5%	(6.5)pts	(5.6)pts
Research and development	75.1	46.6	51.4	61%	46%
Sales and marketing	40.5	21.7	25.6	87%	58%
General and administrative	26.1	13.9	14.7	88%	78%
Total operating expenses	$141.7	$82.2	$91.7	72%	55%
Operating margin %	(10.2)%	(2.6)%	(9.3)%	(7.6)pts	(0.9)pts
Net loss	$(43.8)	$(6.7)	$(18.6)	(554)%	(135)%
EPS	$(0.25)	$(0.04)	$(0.12)	$(0.21)	$(0.13)

This CFO Commentary contains Non-GAAP financial measures. The reconciliation of the GAAP to non-GAAP financial measures can be found at the end of this document.

As this is the first quarter that Infinera results include the acquired Coriant business, comparisons to historical data are not meaningful given the separate businesses were of a similar size. As such, we will take this opportunity to reset the key metrics of our business to establish a baseline for the new Infinera to allow for future comparisons.

Q4’18 Overview

The fourth quarter of 2018 represented the first quarter for the new Infinera after the closure of our acquisition of Coriant on October 1, 2018. With the inclusion of the Coriant business, we have a significantly higher overall revenue base, including increased exposure to Tier-1 service providers (“Tier-1s”) and key internet content providers (“ICPs”) around the world. From a gross margin perspective, given Coriant’s financial situation under private equity ownership and their lack of ownership of certain key elements of technology, Coriant’s gross margins were significantly lower than the historical levels of the Infinera business. As such, the acquisition has had a negative initial impact on the combined company’s gross margin. From an overall expense perspective, we have initiated the process of re-aligning the cost structure of the business going forward with the goal of achieving non-GAAP profitability in the fourth quarter of 2019 and eventually delivering industry leading financial results. As such, in order to achieve these objectives, we incurred significant costs for integration and restructuring in the fourth quarter of 2018.
Revenue:
Our first quarter as a combined company was a relatively strong one for the new Infinera as the former Coriant business recovered with several large customers increasing their spend relative to a light third quarter and the Infinera classic business, had a solid quarter, in particular with Tier-1s. In addition, during the fourth quarter of 2018, we saw the volume of both new opportunities and new customer wins increase significantly. Our new technology is winning in the market, and we have booked some promising new deals, which have not yet begun to ship. We see this as an indication that the combined end-to-end portfolio of the new Infinera is very compelling to global service providers.

In the fourth quarter of 2018, our GAAP revenue of $332 million represents year-over-year growth of 70% and 66% sequentially, due to the inclusion of Coriant revenue. Non-GAAP revenue of $337 million adds back the purchase accounting impacts of adjusting down service deferred revenue to provide a clearer representation of the underlying revenue stream. Non-GAAP revenue exceeded our guidance range of $315 million to $335 million as we experienced solid momentum across the business, including several large Coriant customers resuming spending and due to a customer requesting the acceleration of a large new opportunity into the fourth quarter of 2018, from the first quarter of 2018.

Product revenue represented approximately 75% of total revenue for the quarter with the remainder coming from services. We had one greater than 10% customer in 2018, a domestic Tier-1. Our top five customers consisted of two domestic Tier-1s, two international Tier-1s and an ICP.

Geographies
North America (40% of total revenue): In the fourth quarter of 2018, our business in North America was distributed across all major verticals with two Tier-1s representing approximately 40% of the region’s revenue, followed by an ICP, a cable operator and a Tier-2 operator. The top 10 customers in this region accounted for nearly 80% of the region's total revenue. We believe our improved end-to-end portfolio will provide us with significant opportunities with several large customers in upcoming periods.
International (60% of total revenue):

•
EMEA (39% of total revenue): In the fourth quarter of 2018, EMEA accounted for a larger portion of global revenue than it has historically as a result of the relative strength in the region from the former Coriant business. During the quarter, we began the deployment of a major new opportunity with a European government through one of our Tier-1 customers. In addition, we continued to maintain stable business with our largest cable customer as well as with other large Tier-1 customers based in the region. The top 10 customers accounted for just under 50% of the total revenue in the region during the fourth quarter.

•
APAC (14% of total revenue): In the fourth quarter of 2018, revenue in the APAC region was led by a large Tier-1 customer from the former Coriant side of the business, representing over 20% of the total revenue in the region. We continued to expand our business in the region, winning new deals with multiple Tier-1s, which started to generate revenue in late 2018 and will continue deploy throughout 2019. The top 10 customers accounted for 54% of the total revenue in the region during the fourth quarter.

•
Other Americas (LATAM) (7% of total revenue): In the fourth quarter of 2018, revenue in the LATAM region was led by Tier-1 carriers. The largest historical customer of Infinera in this region has begun to show signs of starting to spend again after nearly two years of muted business due to a dispute with the country’s government. The top 10 customers accounted for 80% of the total revenue in the region.

Customer Verticals

Tier-1 - Across end customer verticals, Tier-1s represented approximately 45% of total revenue in the fourth quarter of 2018. The acquisition of Coriant brings Infinera long standing relationships with several of the largest Tier-1s in the world, which represent a strong revenue stream and a large opportunity for growth. As many of these customers represent mobile carriers, we believe the emergence of 5G technology will drive significant opportunities over the next several years. From a geographic perspective, North American based Tier-1s represented approximately 41% of our global Tier-1 revenue including the top three providers in the region. EMEA-based Tier-1s represented approximately 38% of our global Tier-1 revenue, while the Asia Pacific and LATAM regions accounted for 13% and 8%, respectively.

Other Service Providers represented 38% of our total revenue in the fourth quarter of 2018. Customers in this vertical predominantly represent Tier-2 operators, bandwidth wholesalers, and governmental organizations. Revenue among these customers was widespread, with no one customer in this vertical representing an overall top 10 customer in the fourth quarter and with 35 customers that generated greater than $1 million revenue each. Geographically, revenue from these customers was split approximately 75% international and 25% domestic.

ICPs represented 9% of our total revenue in the fourth quarter of 2018. Within this end customer vertical, Infinera and Coriant have both historically had reasonable levels of success, but with different customers. As such, the new Infinera now serves most of the top global ICPs. With a current product portfolio including the Cloud Xpress, the XT-Series and the Groove, significant opportunities to address ICP subsea demand, and a roadmap of future products combining the strengths of both platforms, we are well positioned to grow this vertical.

Cable represented 8% of our total revenue in the fourth quarter of 2018, with the vast majority of this revenue coming from the Infinera classic side. The fourth quarter is typically our lightest quarter of the year for cable, as large providers have historically spent more heavily in the first half of the year. Our strongest regions within this vertical are North America and EMEA, with presence at many of the largest customers in these regions. Our long-standing relationships with these customers should benefit us as they roll out their DAA architectures over the next several years.

Gross Margin (GAAP 25.5%; Non-GAAP 31.9%)

GAAP gross margin during the fourth quarter of 2018 of 25.5% was significantly impacted by the inclusion of purchase accounting impacts in connection with the Coriant acquisition. Non-GAAP gross margin of 31.9% was adjusted to exclude these purchase accounting impacts. Non-GAAP gross margin in the fourth quarter of 2018 came in at the high-end of our guidance range of 28% to 32% primarily due to a favorable mix of business in the fourth quarter and meaningful margin improvements on the Coriant side of the business. Non-GAAP gross margin declined in the quarter for reasons consistent with the following GAAP gross margin discussion, with the exception of the purchase accounting impacts, which have been excluded in an attempt to provide a view of the true underlying business.

Our gross margin on a GAAP basis in the fourth quarter of 2018 was significantly impacted by the following areas:

•
purchase accounting related to the Coriant acquisition including amortization of intangible assets, as well as the reduction of service revenue due to adjusting down opening deferred revenue under accounting rules which negatively impacts gross margin;

•	severance and related costs of $3 million associated with the restructuring actions we undertook during 2018;

•
the inclusion of the margin-challenged Coriant business as part of the combined company for the first time. Coriant’s historical gross margins were in the low twenties attributable to: not owning certain key technology building blocks, being unable to negotiate strong component pricing from suppliers due to their financial situation and, in certain cases, offering very aggressive pricing to win deals; and

•
the continued impact of investments made for key new footprint wins with our ICE4 portfolio. As our ICE4 portfolio continues to win in the market, some initial deployments have lower gross margins as they include large amount of lower margin base infrastructure. In many cases these deployments also include Instant Bandwidth (“IBW”) enabled hardware, with a large amount that is lightly filled with capacity upfront. This dynamic also results in lower initial margins, though as customers add capacity utilizing IBW licenses, over time we realize both higher in-period and cumulative gross margins.

Operating Expenses (GAAP $195.6 million; Non-GAAP $141.7 million)

•
Our GAAP operating expenses in the fourth quarter of 2018 included $22 million associated with acquisition-related intangibles amortization, $11 million from the restructuring action we undertook in the fourth quarter, $7 million of acquisition-related costs and $6 million of integration costs.

•
Our non-GAAP operating expenses in the fourth quarter of 2018 came in a bit higher than the midpoint of our guidance range of $135 million to $145 million. This was primarily due to the timing of our restructuring actions in the quarter.

Operating Margin (GAAP (33.3)%; Non-GAAP (10.2)%)

•
Our operating margin for the fourth quarter of 2018 on a GAAP basis declined sequentially primarily due to lower gross margin and costs associated with the acquisition and restructuring actions as described above.

•
Our operating margin for the fourth quarter of 2018 on a non-GAAP basis was better than the implied midpoint of our guidance of (13)% driven by higher revenue and gross margin partially offset by slightly higher operating expenses than the midpoint of guidance.

Earnings per Share (GAAP $(0.75); Non-GAAP $(0.25))

•	EPS for the fourth quarter of 2018 on a GAAP basis declined sequentially due to the areas described above, along with the negative impacts of foreign currency from the former Coriant business.

•	EPS for the fourth quarter of 2018 on a non-GAAP basis was better than the midpoint of our guidance of $(0.28).

Balance Sheet

(In millions)	Q4'18	Q3'18
Cash, investments & restricted cash	$268.8	$453.6
Accounts Receivable	$329.7	$153.9
Inventory	$312.2	$211.9
Accounts Payable	$190.2	$83.2

•
Cash, investments and restricted cash, decreased by $185 million in the fourth quarter of 2018 on a sequential basis. In connection with the closing of the Coriant acquisition, we paid $154 million in consideration and inherited $42 million in cash from Coriant’s balance sheet. We also made significant investments during the fourth quarter related to restructuring to drive synergies, pay for deal costs and pay down some past due payables inherited from Coriant.

•
Net accounts receivable in the fourth quarter of 2018 increased significantly due to the inclusion of the Coriant business. Overall DSOs increased from 70 to 90 primarily due to adding Coriant customers in the APAC region with longer payment terms.

•
Net inventory increased significantly in the fourth quarter of 2018 due to the inclusion of the Coriant business. Overall days of inventory decreased from 155 to 114 due to Coriant’s business model driving faster inventory turns than Infinera’s vertically integrated model.

•
Accounts payable increased significantly in the fourth quarter of 2018 due to the inclusion of the Coriant business. Overall days of inventory increased from 61 to 70, primarily due to inheriting a material amount of past due payables upon closing the acquisition.

Forward-Looking Statements
This CFO Commentary contains a forward-looking statement based on current expectations, forecasts and assumptions that involve risks and uncertainties. Such forward-looking statement includes, without limitation, our expectations for significant opportunities with large customers related to our improved end-to-end portfolio; our expectations regarding increased opportunities for growth and expansion; our ability to drive significant opportunities due to the emergence of 5G technology; and our ability for growth with ICPs. These statements are based on information available to us as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. For a list of risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statement please refer to our fourth quarter and fiscal year 2018 earnings release of the same date. More information on potential factors that may impact our business are set forth in its Quarterly Report on Form 10-Q for the quarter ended on September 29, 2018 as filed with the SEC on November 8, 2018, as well as subsequent reports filed with or furnished to the SEC from time to time. These reports are available on our website at www.infinera.com and the SEC’s website at www.sec.gov. When we file our Form 10-K for the year ended December 29, 2018, the financial statements may differ from the results disclosed in this CFO commentary because judgments and estimates that management used in preparing the financial results reported in this CFO commentary and the earnings release may need to be updated to the date of the filing. We assume no obligation to, and do not currently intend to, update any such forward-looking statements.

Use of Non-GAAP Financial Information

This CFO Commentary contains references to the following non-GAAP financial measures: gross margin, operating expenses, operating margin, net loss and EPS. To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated above, which exclude restructuring and related costs (credits), non-cash stock-based compensation expenses, amortization of debt discount on our convertible senior notes, impairment charge and gain on the sale related to non-marketable equity investments, accretion of financing lease obligation, amortization and impairment of acquired intangible assets, acquisition and integration costs, and certain purchase accounting adjustments related to our acquisitions of Coriant and Transmode AB, along with related tax effects. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss, basic and diluted net loss per share, gross margin or operating margin prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations. For a description of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measures, please see the section titled, “GAAP to Non-GAAP Reconciliations.”

Infinera Corporation
GAAP to Non-GAAP Reconciliations
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended						Twelve Months Ended
	December 29, 2018		September 29, 2018		December 30, 2017		December 29, 2018		December 30, 2017
Reconciliation of Revenue:
U.S. GAAP as reported	$332,058		$200,413		$195,816		$943,379		$740,739
Acquisition-related deferred revenue adjustment(1)	4,582		—		—		4,582		—
Non-GAAP as adjusted	$336,640		$200,413		$195,816		$947,961		$740,739

Reconciliation of Gross Profit:
U.S. GAAP as reported	$84,812	25.5%	$70,179	35.0%	$47,286	24.1%	$321,464	34.1%	$244,000	32.9%
Acquisition-related deferred revenue adjustment(1)	4,582		—		—		4,582		—
Stock-based compensation(2)	1,620		1,968		1,846		6,621		7,811
Amortization of acquired intangible assets(3)	8,315		4,876		5,169		23,475		20,474
Acquisition and integration costs(4)	132		—		—		132		46
Acquisition-related inventory adjustments(5)	5,337		—		—		5,337		—
Restructuring and related(6)	2,580		7		19,141		2,630		19,141
Non-GAAP as adjusted	$107,378	31.9%	$77,030	38.4%	$73,442	37.5%	$364,241	38.4%	$291,472	39.3%

Reconciliation of Operating Expenses:
U.S. GAAP as reported	$195,550		$95,337		$117,793		$503,657		$427,087
Stock-based compensation(2)	7,395		9,399		8,450		36,788		37,909
Amortization of acquired intangible assets(3)	22,207		1,467		1,555		26,767		6,160
Acquisition and integration costs(4)	13,462		2,067		—		15,530		322
Restructuring and related(6)	10,804		191		16,106		12,512		16,106
Intangible asset impairment(7)	—		—		—		—		252
Non-GAAP as adjusted	$141,682		$82,213		$91,682		$412,060		$366,338

Reconciliation of Loss from Operations:
U.S. GAAP as reported	$(110,738)	(33.3)%	$(25,158)	(12.6)%	$(70,507)	(36.0)%	$(182,193)	(19.3)%	$(183,087)	(24.7)%
Acquisition-related deferred revenue adjustment(1)	4,582		—		—		4,582		—
Stock-based compensation(2)	9,015		11,367		10,296		43,409		45,720
Amortization of acquired intangible assets(3)	30,522		6,343		6,724		50,242		26,634
Acquisition and integration costs(4)	13,594		2,067		—		15,662		368
Acquisition-related inventory adjustments(5)	5,337		—		—		5,337		—
Restructuring and related(6)	13,384		198		35,247		15,142		35,247
Intangible asset impairment(7)	—		—		—		—		252
Non-GAAP as adjusted	$(34,304)	(10.2)%	$(5,183)	(2.6)%	$(18,240)	(9.3)%	$(47,819)	(5.0)%	$(74,866)	(10.1)%

Reconciliation of Net Loss:
U.S. GAAP as reported	$(130,527)		$(32,610)		$(73,985)		$(211,355)		$(194,506)
Acquisition-related deferred revenue adjustment(1)	4,582		—		—		4,582		—
Stock-based compensation(2)	9,015		11,367		10,296		43,409		45,720
Amortization of acquired intangible assets(3)	30,522		6,343		6,724		50,242		26,634

	Three Months Ended			Twelve Months Ended
	December 29, 2018	September 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Acquisition and integration costs(4)	13,594	4,567	—	18,160	257
Acquisition-related inventory adjustments(5)	5,337	—	—	5,337	—
Restructuring and related(6)	13,384	198	35,247	15,142	35,247
Accretion of financing lease obligation(8)	6,538	—	—	6,538	—
Intangible asset impairment(7)	—	—	—	—	252
Amortization of debt discount(9)	4,137	1,578	2,710	10,386	10,444
Gain on non-marketable equity investment(10)	—	(1,050)	—	(1,050)	—
Impairment of non-marketable equity investment(10)	850	4,260	1,890	5,110	1,890
Income tax effects(11)	(1,237)	(1,395)	(1,479)	(5,576)	(5,946)
Non-GAAP as adjusted	$(43,805)	$(6,742)	$(18,597)	$(59,075)	$(80,008)

Net Loss per Common Share - Basic and diluted:
U.S. GAAP as reported	$(0.75)	$(0.21)	$(0.50)	$(1.34)	$(1.32)
Non-GAAP as adjusted	$(0.25)	$(0.04)	$(0.12)	$(0.37)	$(0.54)

Weighted Average Shares Used in Computing Net Loss per Common Share - Basic and Diluted:	174,908	153,492	149,412	157,748	147,878
_____________________________

(1)	Business combination accounting principles require Infinera to write down to fair value its maintenance support contracts assumed in the Coriant acquisition. The revenue for these support contracts is deferred and typically recognized over a one-year period, so Infinera's GAAP revenue for the one year period after the acquisition will not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP adjustment eliminates the effect of the deferred revenue write-down. Management believes these adjustments to the revenue from these support contracts are useful to investors as an additional means to reflect revenue trends of Infinera's business.

(2)
Stock-based compensation expense is calculated in accordance with the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation effective January 1, 2006. The following table summarizes the effects of stock-based compensation related to employees and non-employees (in thousands):

	Three Months Ended			Twelve Months Ended
	December 29, 2018	September 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Cost of revenue	$543	$590	$728	$1,635	$3,065
Research and development	3,677	4,077	3,841	16,270	15,845
Sales and marketing	2,181	2,744	2,264	10,869	11,288
General and administration	1,537	2,578	2,345	9,649	10,776
	7,938	9,989	9,178	38,423	40,974
Cost of revenue - amortization from balance sheet*	1,077	1,378	1,118	4,986	4,746
Total stock-based compensation expense	$9,015	$11,367	$10,296	$43,409	$45,720
 _____________________________

*	Stock-based compensation expense deferred to inventory and deferred inventory costs in prior periods recognized in the current period.

(3)
Amortization of acquired intangible assets consists of developed technology, trade names, customer relationships and backlog acquired in connection with the Coriant acquisition, which closed during the fourth quarter of 2018. Amortization of acquired intangible assets also consists of amortization of developed technology, trade names and customer relationships acquired in connection with the Transmode AB acquisition, which closed during the third quarter of 2015. U.S. GAAP accounting requires that acquired intangible assets are recorded at fair value and amortized over their useful lives. As this amortization is non-cash, Infinera has excluded it from its non-GAAP operating expenses, gross margin and net income measures. Management believes the amortization of acquired intangible assets is not indicative of ongoing operating performance and its exclusion provides a better indication of Infinera's underlying business performance.

(4)
Acquisition and integration costs consist of legal, financial, employee-related costs and other professional fees incurred in connection with Infinera's acquisitions of Coriant and Transmode AB. These amounts have been adjusted in arriving at Infinera's non-GAAP results because management believes that these expenses are non-recurring, not indicative of ongoing operating performance and their exclusion provides a better indication of Infinera's underlying business performance.

(5)	Business combination accounting principles require Infinera to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to Infinera's cost of sales excludes the amortization of the acquisition-related step-up in carrying value for units sold in the quarter. Additionally, in connection with the Coriant acquisition, cost of sales excludes a one-time adjustment in inventory as a result of renegotiated supplier agreements that contained unusually higher than market pricing. Management believes these adjustments are useful to investors as an additional means to reflect ongoing cost of sales and gross margin trends of Infinera's business.

(6)
Restructuring and related costs are associated with Infinera's two restructuring initiatives implemented during the fourth quarter of 2018 and during the fourth quarter of 2017, as well as Coriant's historical restructuring plan associated with their early retirement plan. Management has excluded the impact of these charges in arriving at Infinera's non-GAAP results as they are non-recurring in nature and its exclusion provides a better indication of Infinera's underlying business performance.

(7)
Intangible asset impairment is associated with previously acquired intangibles, which Infinera has determined the carrying value will not be recoverable. Management has excluded the impact of this charge in arriving at Infinera's non-GAAP results because it is non-recurring, and management believes that these expenses are not indicative of ongoing operating performance.

(8)
Accretion of financing lease obligation included in interest expense relates to a failed sale-leaseback transaction executed by Coriant in the past and assumed by Infinera in the acquisition. Management believes that this adjustment is not indicative of ongoing operating performance and its exclusion provides a better indication of Infinera's underlying business performance.

(9)
Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. Accordingly, for GAAP purposes, Infinera is required to amortize as debt discount an amount equal to the fair value of the conversion option that was recorded in equity as interest expense on the $402.5 million in aggregate principal amount of its 2.125% convertible debt issuance in September 2018 due September 2024, and the $150 million in aggregate principal amount of its 1.75% convertible debt issuance in May 2013 due June 2018, over the term of the respective notes. Interest expense has been excluded from Infinera's non-GAAP results because management believes that this non-cash expense is not indicative of ongoing operating performance and provides a better indication of Infinera's underlying business performance.

(10)
Management has excluded the impairment charge and the gain on the sale related to non-marketable equity investments in arriving at Infinera's non-GAAP results because they are non-recurring, and management believes that these expenses are not indicative of ongoing operating performance.

(11)
The difference between the GAAP and non-GAAP tax provision is due to the net tax effects of the purchase accounting adjustments, acquisition-related costs and amortization of acquired intangible assets.